EXHIBIT 99.1

Converted Organics Inc. Announces Stock Dividend

BOSTON, Oct 22, 2008 (BUSINESS WIRE) — Converted Organics Inc. (NASDAQ:COIN, COINW, COINZ) today announced a common stock dividend of three (3) shares of common stock for each twenty (20) shares of common stock outstanding, payable to all holders of record of the common stock on November 17, 2008. No fractional shares will be issued in connection with this stock dividend. This dividend will be paid on approximately December 1, 2008 to all shareholders of record on November 17, 2008.

“Converted Organics believes that the current price of its common stock does not reflect the long-term value of the Company, and that the recent turmoil in the world’s capital markets has had a burdensome, negative impact on the shareholders of the Company,” said Edward J. Gildea, President of Converted Organics. “Therefore, the Board of Directors has authorized the Company to issue this special 15 percent dividend to our shareholders.”

Effect on Warrants

Holders of Converted Organics’ Class A warrants who elect to hold the shares acquired upon exercise of the warrant until the record date for the dividend will have an effective exercise price for their shares of common stock of $5.61. The current effective price is $6.46 per share of common stock, taking into account prior stock dividends.

This 15 percent special stock dividend will effectively reduce the exercise price of Converted Organics’ Class B warrants to $7.48, as the number of shares to be received upon exercise of one Class B Warrant will be 1.47 shares of common stock.

About Converted Organics Inc.

Converted Organics (NASDAQ:COIN — News), based in Boston, MA, is dedicated to producing valuable all-natural, organic soil amendment or fertilizer products through food waste recycling. The company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics plans to sell and distribute its environmentally-friendly fertilizer products in the retail, turf management, and agribusiness markets.

Converted Organics’ fertilizer products will be produced in both a dry pellet and liquid concentrate. Converted Organics’ products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16%, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. Increased use of nitrogen in commercial agriculture and turf grass applications, such as golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount of nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product will reduce chemical run-off to streams, ponds and rivers, an objective with significant long-term benefits to the environment.

The products have a long shelf life compared to many other organic fertilizers. In a number of lab and field trials, the liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that affects most plants and grasses and restricts the flow of water and nutrients to the plant. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

COIN-G

SOURCE: Converted Organics Inc.

Converted Organics Inc.
INVESTOR CONTACT:
PR Financial Marketing
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
PUBLIC RELATIONS CONTACT:
Sterling Communications
Pat Fiaschetti, 908-996-7945
sterling.pf@att.net

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